Exhibit E
Crown Proceedings Act 1988 No 70
Status Information
Currency of version
Current version for 3 December 1999 to date (accessed 8 April 2009 at 21:33). Legislation on this site is usually updated within 3 working days after a change to the legislation.
Provisions in force
The provisions displayed in this version of the legislation have all commenced. See Historical notes
Responsible Minister
Attorney General
Authorisation: This version of the legislation is compiled and maintained in a database of legislation by the Parliamentary Counsel’s Office and published on the NSW legislation website, and is certified as the form of that legislation that is correct under section 45C of the Interpretation Act 1987.
File last modified 16 December 1999.
Contents
Long title
1 Name of Act
2 Commencement
3 Definitions
4 Crown may sue
5 Crown may be sued

6 Service of documents on the Crown
7 Satisfaction of judgment
8 Demise of the Crown
9 Certain matters not affected
10 Repeal of Claims against the Government and Crown Suits Act 1912 No 27
11 (Repealed)
Schedule 1 (Repealed)
Historical notes
An Act relating to civil proceedings by and against the Crown; to repeal the Claims against the Government and Crown Suits Act 1912; and for other purposes.
1 Name of Act
This Act may be cited as the Crown Proceedings Act 1988.
2 Commencement
This Act commences on a day or days to be appointed by proclamation.
3 Definitions
In this Act:
civil proceedings includes civil proceedings at law or in equity, and also includes proceedings by way of preliminary discovery, cross-claim, counterclaim, cross-action, set-off, third-party claim and interpleader.

Crown means the Crown in right of New South Wales, and includes:
(a)	the Government of New South Wales, and

(b)	a Minister of the Crown in right of New South Wales, and

(c)	a statutory corporation, or other body, representing the Crown in right of New South Wales.
judgment includes every species of relief which a court can grant, whether interlocutory or final, and whether by way of order that anything be done or not done or otherwise, and also includes a declaration.
4 Crown may sue
The Crown may bring civil proceedings under the title “State of New South Wales” against any person in any competent court.
5 Crown may be sued
(1)	Any person, having or deeming himself, herself or itself to have any just claim or demand whatever against the Crown (not being a claim or demand against a statutory corporation representing the Crown) may bring civil proceedings against the Crown under the title “State of New South Wales” in any competent court.

(2)	Civil proceedings against the Crown shall be commenced in the same way, and the proceedings and rights of the parties in the case shall as nearly as possible be the same, and judgment and costs shall follow or may be awarded on either side, and shall bear interest, as in an ordinary case between subject and subject.
6 Service of documents on the Crown
(1)	In connection with civil proceedings by or against the Crown under the title “State of New South Wales” a document required to be served on the Crown shall be served (subject to any other Act or law) on the Crown Solicitor.

(2)	Rules of court may be made with respect to the mode of service of documents on the Crown Solicitor for the purposes of this section, including rules that personal service may be duly effected by leaving a document at the office of the Crown Solicitor.
7 Satisfaction of judgment
(1)	The Treasurer shall pay (out of any money legally available) all money payable by the Crown under any judgment, including any interest, except to the extent that the money is paid by some person other than the Treasurer.

(2)	Execution, attachment or similar process shall not be issued out of any court against the Crown or any property of the Crown.
8 Demise of the Crown

(1)	No proceedings (whether civil or criminal) involving the Crown shall abate or be affected by the demise of the Crown.

(2)	For the purposes of this section, demise includes a demise by or on abdication.
9 Certain matters not affected
(1)	This Act (except for section 10) does not affect any law, custom or procedure under which civil proceedings may be brought by or against the Crown under any title.

(2)	Without limiting subsection (1), this Act does not affect any law, custom or procedure under which the Attorney General is entitled or liable to sue, or be sued, or to intervene in any proceedings on behalf of the Crown, on the relation of, or on behalf of, any other person or in any other capacity or for any other purpose whatever.
10 Repeal of Claims against the Government and Crown Suits Act 1912 No 27
(1)	The Claims against the Government and Crown Suits Act 1912 is repealed.

(2)	Nothing in this Act affects proceedings commenced before the commencement of this section, and the repealed Act continues to apply in relation to any such proceedings as if this Act had not been enacted.
11 (Repealed)
Schedule 1 (Repealed)
Historical notes
The following abbreviations are used in the Historical notes:

Am	amended	LW	legislation website	Sch	Schedule
Cl	clause	No	number	Schs	Schedules
Cll	clauses	p	page	Sec	section
Div	Division	pp	pages	Secs	sections
Divs	Divisions	Reg	Regulation	Subdiv	Subdivision
GG	Government Gazette	Regs	Regulations	Subdivs	subdivisions
Ins	inserted	Rep	repealed	Subst	substituted
Table of amending instruments
Crown Proceedings Act 1988 No 70. Assented to 23.11.1988. Date of commencement, 1.2.1989, sec 2 and GG No 10 of 27.1.1989, p 406. This Act has been amended as follows:

1998	No 49	Courts Legislation Amendment Act 1998. Assented to 29.6.1998. Date of commencement of Sch 9, 3.8.1998, sec 2 and GG No 112 of 24.7.1998, p 5602.

1999	No 85	Statute Law (Miscellaneous Provisions) Act (No 2) 1999. Assented to 3.12.1999. Date of commencement of Sch 4, assent, sec 2 (1).
Table of amendments

Sec 5	Am 1998 No 49, Sch 9.

Sec 11	Rep 1999 No 85, Sch 4.

Sch 1	Rep 1999 No 85, Sch 4.